Exhibit 2.1


                            ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement") is made this 31st day of October, 1996, by and between KELSEY-HAYES COMPANY, d/b/a VARITY KELSEY-HAYES, a corporation incorporated under the laws of the State of Delaware with its principal place of business at 12025 Tech Center Drive, Livonia, Michigan 48150 (hereinafter referred to as "Seller"), and MILFORD ACQUISITION, INC., a company incorporated under the laws of the State of Michigan, with a place of business at 401 S. Woodward, Suite 400, Birmingham, Michigan 48009 (hereinafter referred to as "Buyer").

Recitals:

     A. Seller is engaged, at its Milford, Michigan facility, in the manufacture and sale of machined fluid valve products for use in the production of fluid valve bodies ("Machined Fluid Valve Business").

     B. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to the Buyer and Buyer desires to purchase from Seller various assets associated with Seller's Machined Fluid Valve Business;

     Therefore, in consideration of the mutual promises and mutual covenants contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1    Acquisition of Assets.

     1.1 Purchase and Sales of Assets. Upon the terms and subject to the conditions hereof, at the Closing Date (as defined in Section 3.1), Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby buys and acquires from Seller, all of Seller's right, title and interest in and to the Machined Fluid Valve Assets (as defined in Section 1.2).

     1.2 Definition of Machined Fluid Valve Assets. For purposes of this Agreement, and except as provided in Section 1.4 below, the "Machined Fluid Valve Assets" means and includes the assets, properties and rights of Seller which, as of the Closing Date, Seller owns or has a right to use and are used exclusively in the Machined Fluid Valve Business. The Machined Fluid Valve Assets include the following:

          1.2.1  Real property. All real property as listed in Schedule
1.2.1 (the "Real Property"), being the complete Milford facility and related real estate (i.e. contiguous parking lots, etc.).

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          1.2.2  Tangible Personal Property. All machinery, equipment, tools, dies, molds, jigs, patterns, gauges, leasehold improvements and other tangible personal property listed in Schedule 1.2.2, (the "Equipment") but not including the "Wayne Warehouse Equipment" listed in
Schedule 1.4.5, together with, to the extent transferable, all express and implied warranties by manufacturers or sellers of the Equipment and all maintenance records, brochures, catalogues and other documents relating to the Equipment or to their installation or functioning. Although listed on
Schedule 1.4.5, there is no guarantee by Seller that any of the "Idle Equipment" is at the Milford facility and any "Idle Equipment" which is not located at the Milford facility is not included in the Machined Fluid Valve Assets.

          1.2.3 Inventories. All inventories of raw materials, operating supplies, packaging materials, component parts, replacement and spare parts, work in process and finished goods (the "Inventories").

          1.2.4  Prepaid Items. [Intentionally omitted.]

          1.2.5 Purchase Contracts. All of Seller's rights in and to contracts made or orders given by Seller relating to the purchase of materials, parts, supplies and commodities for use in the Machined Fluid Valve Business (the "Purchase Contracts") listed in Schedule 1.2.5.

          1.2.6 Sales Contracts. All of Seller's rights in and to contracts made or orders given to Seller for the sale of machined fluid valve products in the conduct of the Machined Fluid Valve Business (the "Sales Contracts") listed in Schedule 1.2.6.

          1.2.7 Other Contracts. All of Seller's rights in and to those contracts, licenses or other agreements listed on Schedule 1.2.7 to which Seller is a party and entered into for the benefit of the Machined Fluid Valve Business (the "Other Contracts," and all the Purchase Contracts, Sales Contracts and Other Contracts hereinafter collectively referred to as the "Assigned Contracts").

          1.2.8 Permits. All permits, approvals and qualifications which have been issued to Seller by any state or local governmental agency and relate to the conduct of the Machined Fluid Valve Business listed in
Schedule 1.2.8.

          1.2.9  Personal Property Leases. Subject to the provisions of
Section 1.3, Seller shall assign to Buyer all leases for machinery, equipment and other tangible personal property leased from third persons and used exclusively in the Machined Fluid Valve Business and listed on
Schedule 1.2.9 (the "Personal Property Leases"). It is hereby acknowledged and agreed that the lease for the two (2) Mitsubishi M-H5OC CNC Machining Centers (serial #'s H50C012 and CH2155) (the Mitsubishi Centers) with Finova Capital Corporation will not be assigned to the Buyer since

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consent for the assignment was not obtained. The Seller agrees to purchase the Mitsubishi Centers from the lessor for approximately Three Hundred Fifty-seven Thousand ($357,000.00) Dollars. Buyer agrees to pay to Seller, within two (2) days, the amount required to purchase the Mitsubishi Centers from the lessor upon Seller presenting a Bill of Sale or other reasonable evidence to Buyer that the Mitsubishi Centers have been purchased and can be transferred to Buyer free of liens and encumbrances. In the event that the Buyer fails to pay the above amount to Seller within two (2) business days, the Seller may offset said amount against any indebtedness from Seller to Buyer now owing or subsequently arising under this Agreement, the Machined Valve Product Supply Agreement or otherwise.

          1.2.10 Benefit Plans. All of Seller's right, title and interest in the pension and welfare benefit plans, as set forth in Schedule 1.2.10, including, without limitation, all plan documents, trust documents and insurance policies relating thereto, and all papers, documents and records relating thereto, and all assets thereof.

          1.2.11 Books and Records. Books and records, files and other documents (including such items recorded on computer storage media) used exclusively in the ongoing operation of the Machined Fluid Valve Business and access to all other books, records, files and other documents which may be necessary to such ongoing operations for the purpose of copying such materials on reasonable notice to Seller by Buyer.

     1.3 Consents to Assignments. Other provisions hereof notwithstanding, this Agreement will not be deemed an assignment or transfer, or an attempted assignment or transfer, of any right or privilege if such assignment or transfer would constitute a breach or violation of any contract, lease, permit or license under state, federal or local law. To the extent that any consent, approval or waiver is required for Seller's transfer of any right or interest to Buyer in respect of any Machined Fluid Valve Assets, Seller will use its best efforts to obtain such consent, approval and/or waiver and Buyer agrees to cooperate with Seller and provide information and/or documentation as may be reasonably necessary to obtain such consent, approval and/or waiver. If such consent, approval and/or waiver is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of such contract, lease, permit or license. It is hereby acknowledged and agreed that the consent to the assignment of the lease with Finova Capital Corporation more fully described in Section 1.2.9 has not been received and the parties agree to the arrangement set forth in Section 1.2.9.

     1.4 Excluded Assets. Other provisions hereof notwithstanding, Seller will not sell to Buyer and Seller will retain as its own property each and all of the following assets, properties and rights related to the Machined Fluid Valve

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Business, which hereby are excluded from the Machined Fluid Valve Assets:

          1.4.1 Cash and Cash Equivalents. All cash, bank deposits and certificates of deposit.

          1.4.2 Accounts Receivable. All accounts receivable of Seller (the "Accounts Receivable"). For purposes of this Section 1.4.2, the Accounts Receivable shall relate to all machined fluid valve products shipped by Seller on or before 12:00 midnight on the Closing Date.

          1.4.3 The Kelsey-Hayes Name and Trademark. The expressions "Kelsey-Hayes" and "Varity Kelsey-Hayes" and any variations thereof, whether used as a trade name, trademark or otherwise, along with any other trade names or assumed names of the Seller.

          1.4.4 Corporate and Business Records. All corporate documents and records, including, without limitation, minute books, stock records, certificates, all tax records and any records relating to any asset retained by Seller and any liability or obligation of Seller, which Buyer is not required to assume hereunder (the "Books and Records").

          1.4.5 Wayne Warehouse Equipment. Except as provided in Section 3.4.9, the dial machines and all tooling and machinery related thereto currently located at the Wayne Warehouse and listed in Schedule 1.4.5 (the "Wayne Warehouse Equipment").

          1.4.6 Prepaid Items. All of Seller's right, title and interest in and to expenses and charges prepaid by Seller for the benefit of the Machined Fluid Valve Business, including, without limitation, advances, deposits (for utilities or otherwise) and prepaid rent.

2    Consideration for Machined Fluid Valve Assets.

     2.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration for the Machined Fluid Valve Assets, Buyer will (a) pay to Seller the sum of One Million Two Hundred Thousand ($1,200,000.00) Dollars in United States currency (the "Purchase Price"),
(b) the sum of Thirty-five Thousand ($35,000.00) Dollars set forth in
Section 2.2.4, and the reimbursement for capital expenditures set forth in
Section 2.2.4, and any reimbursement for inventory in Section 4.1.8, and
(c) assume the Assumed Liabilities (as hereafter defined).

          2.1.1 Payment of Purchase Price. The Purchase Price and the Thirty-five Thousand ($35,000.00) Dollars set forth in Section 2.2.4 shall be paid at Closing by wire transfer of immediately available funds to the account of Seller at:

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          Comerica Bank
          Detroit, Michigan

          2.1.2 Purchase Price Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the Machined Fluid Valve Assets, tangible and intangible, and the Supply Agreement on the basis of an allocation (the "Allocation") determined by mutual agreement of Seller and Buyer. The Allocation shall, on delivery, become part of this Agreement for all purposes. Seller and Buyer agree to report, pursuant to Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price, as adjusted, among the Machined Fluid Valve Assets in a manner entirely consistent with such Allocation in the preparation and filing of all Returns (including IRS
Form 8594).

     2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, Buyer shall assume as of the Closing Date, and shall thereafter pay, perform and discharge those liabilities and obligations specifically identified in this Section 2.2 (the "Assumed Liabilities"):

          2.2.1 Real Properties. Seller's obligations and liabilities relating to the real properties listed in Schedule 1.2.1, provided that utility charges, prepaid charges and real property taxes will be pro-rated to the Closing Date.

          2.2.2 Assigned Contracts. All of Seller's obligations and liabilities arising after the Closing Date under the Assigned Contracts.

          2.2.3 Personal Property Leases. Seller's obligations and liabilities arising after the Closing Date under and related to the Personal Property Leases.

          2.2.4 Capital Expenditures. Anything to the contrary herein notwithstanding, the Buyer hereby assumes all obligations and liabilities in their entirety under purchase orders for the purchase of capital equipment related to or used in the Machined Fluid Valve Business. All capital equipment necessary to implement the EBC5-H and the ZWAL Projects (whether or not included in the Capital Equipment Requests "CER's" for those Projects) are the responsibility of the Buyer and all expenditures previously made by Seller for such capital equipment for those Projects shall be reimbursed to Seller by Buyer in its entirety by November 15, 1996. It is acknowledged that the capital expenditure which will be reimbursed by buyer for the EBC5-H Project is currently in excess of Sixty-six Thousand ($66,000.00) Dollars. In addition, Buyer shall pay to Seller, at Closing, the sum of Thirty-five Thousand ($35,000) Dollars to reimburse Seller for expenditures by Seller for miscellaneous

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capital projects undertaken in the period preceding the Closing Date, e.g., the Milford saw and Grant Durban Dial Machine purchases. Notwithstanding the above, Seller will be responsible, at its sole cost and expense, to purchase any tooling required for the ZWAL (approximately One Hundred Five Thousand [$105,000.00] Dollars) and EBC5-H (approximately Ninety-five Thousand [$95,000.00] Dollars) Projects. Such tooling will be the sole and exclusive property of Seller.

          2.2.5 Accounts Payable. All trade accounts payable which occur in the usual and ordinary course of the Machined Fluid Valve Business after the Closing Date and all trade accounts payable for goods or services ordered but not received as of 12:00 midnight on the Closing Date, relating to the Machined Fluid Valve Business.

          2.2.6 Post-Retirement Health Benefits. The contingent liability for retiree health benefits for all Transferred Employees (hereinafter "Transferred Employees" as that term is defined under Section 8.3) who have not retired or elected to retire, in accordance with Seller's retirement policy, as of the Closing Date. Seller shall be liable only for retiree health benefits for salaried and hourly employees employed at its Milford, Michigan facility who have retired or elected to retire, in accordance with Seller's retirement policy, on or before the Closing Date and who are eligible for retiree health benefits as of that date.

          2.2.7 Employee Matters; Collective Bargaining Agreement. Except as otherwise provided in this Agreement, all claims, causes of action, judgments, damages, penalties and liabilities related to the Transferred Employees, arising after the Closing Date, and all duties and obligations related to the Transferred Employees arising after the Closing Date, including but not limited to obligations arising under the collective bargaining agreement executed on March 21, 1994 by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") and its Local 985, and Seller ("Collective Bargaining Agreement"), which Collective Bargaining Agreement as it relates to the Transferred Employees, will be assigned by Seller and assumed by Buyer for obligations arising after the Closing Date. Without limiting the foregoing, Buyer shall assume, be responsible and liable for, and pay any amounts owing as a result of: (i) any long term and short disability benefits provided to the Active Employees, after the Closing Date; and (ii) Accidental Death and Dismemberment insurance and benefits for the Active Employees, after the Closing Date; and (iii) all life insurance and survivor income benefits for the Active Employees, after the Closing Date; (iv) all holiday pay and vacation pay owing and/or accrued for the Transferred Employees and (v) all grievances related to the Transferred Employees, whether filed prior to or subsequent to the Closing Date. All grievances filed prior to the Closing Date are listed on Schedule 2.2.7. Buyer shall assume, be responsible and liable for, and pay

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in its entirety the Cost of Living Adjustment ("COLA") payment due in
January, 1997. Under no circumstances shall the COLA payment be prorated between the parties.

          2.2.8 Benefit Plans. Buyer will succeed Seller as employer-sponsor of all pension and welfare benefit plans listed in Schedules 1.2.10 and shall assume all of the duties and obligations as employer-sponsor of such plans, including but not limited to the obligation to make all required contributions.

          2.2.9 Workers Compensation. Buyer is obligated for workers compensation claims as more fully described in Section 3.4.6 hereof.

          2.2.10 Grievances. Buyer's obligations for grievances as more fully described in Section 2.2.7 hereof.

     2.3 Retained Liabilities. Buyer shall not assume or be liable for any liabilities or obligations of the Seller, whenever arising and whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortuous or otherwise, other than those specifically identified or described in this Agreement (all such liabilities and obligations of Seller other than those specifically assumed by Buyer identified or described in this Agreement are hereinafter collectively referred to as the "Retained Liabilities").

3    Closing and Closing Date.

     3.1 Closing and Closing Date. Subject to the satisfaction of the terms and conditions of this Agreement, the transactions herein contemplated and required by this Agreement will be completed and closed by Seller and Buyer at a meeting ("Closing") at the offices of Seller on October 31, 1996, or at such other date, time or place as may be agreed upon by the Buyer and Seller (the "Closing Date").

     3.2 Buyer's Obligation. On the Closing Date, in addition to any other documents specifically required to be delivered or acts required to be performed by Buyer pursuant to this Agreement, Buyer will deliver to Seller, at Buyer's expense, in proper form for recording (if recording thereof is required):

          3.2.1 By wire transfer the Purchase Price to Seller's bank account set forth in Section 2.1.1;

          3.2.2 an agreement of assumption (the "Assumption Agreement") in the form appended as Schedule 3.2.2 under the terms of which Buyer assumes Seller's liabilities and obligations pursuant to Section 2.2.

          3.2.3 a certificate of good standing under the laws of the State of Michigan;

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          3.2.4  an opinion of Buyer's counsel, Hardy, Lewis & Page, P.C., pursuant to Section 7.1;

          3.2.5 an agreement to recognize the UAW as the collective bargaining agent for the Transferred Employees and to assume the obligations of Seller (described in this Agreement) under the Collective Bargaining Agreement as it relates to the Transferred Employees in the form appended as Schedule 3.2.5;

          3.2.6 a Machined Valve Products Supply Agreement in the form appended as Schedule 3.2.6; and

          3.2.7 all other documents and agreements required to be delivered by Buyer as a condition to Closing.

     3.3 Seller's Obligations. On the Closing Date, in addition to any other documents specifically required to be delivered or acts required to be performed by Seller pursuant to this Agreement, Seller will deliver to Buyer, at Seller's expense, in proper form for recording (if recording thereof is required):

          3.3.1 a fully executed warranty deed to the real property described in Schedule 1.2.1 in the form appended as Schedule 3.3.1 conveying marketable title;

          3.3.2 a fully executed Warranty Bill of Sale for the Equipment in the form appended as Schedule 3.3.2;

          3.3.3  a fully executed Assignment in the form appended as
Schedule 3.3.3 conveying and assigning to Buyer all of Seller's right, title and interest in and to the Assigned Contracts and Personal Property Leases;

          3.3.4 a certificate of good standing under the laws of the State of Delaware;

          3.3.5  an opinion of Seller's counsel, Butzel Long pursuant to
Section 6.1;

          3.3.6 evidence satisfactory to the Buyer of the third party consents contemplated by Section 1.3;

          3.3.7 a Machined Valve Product Supply Agreement in the form appended as Schedule 3.2.6;

          3.3.8 all other documents and agreements required to be delivered by Seller as a condition to Closing.

     3.4  Additional Obligations. The Parties agree to the following:

          3.4.1 Property taxes. All real and personal property taxes and assessments paid or payable by Seller in connection with the Machined Fluid Valve Assets shall be prorated

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between Buyer and Seller so that Seller shall be liable for and pay for taxes and assessments assessed for the period ending on and including the Closing Date, and Buyer shall be liable for and pay for any such taxes and assessments assessed for the period after the Closing Date, and each party shall reimburse the other party promptly upon demand for any amount due the other party pursuant to this Section 3.4.1. Nothing contained herein shall prohibit Buyer from timely appealing any tax assessment or challenging the valuation of the Real Property or Personal Property, provided any tax reduction shall be similarly prorated between Buyer and Seller.

          3.4.2 Transfer Taxes, Etc. All sales, filing, and similar taxes and fees, and all stamp taxes, registration taxes, duties other charges arising from or associated with the sale and transfer of the Machined Fluid Valve Assets as contemplated herein shall be borne by Seller. Seller shall prepare and file the required returns and other required documents with respect to the taxes and fees required to be paid by it pursuant to the preceding sentence and shall promptly provide Buyer with copies of such returns and other documents with evidence of the payment of such taxes and fees.

          3.4.3 Access. For a period of five (5) years after the Closing, Buyer will afford to Seller and its accountants and attorneys reasonable access to the books and records which Seller delivers to Buyer hereunder, and will permit Seller to make extracts and copies therefrom for any proper purpose. For a period of five (5) years after the Closing, Seller will afford to Buyer and its accountants and attorneys reasonable access to the books and records which Buyer retains pursuant to Section 1.4.4 and will permit Buyer to make extracts and copies therefrom for any proper purpose. Nothing contained herein shall limit the access of Seller to the Machined Fluid Valve Assets under Section 8.10 and Buyer shall agree to provide reasonable access to the books and records necessary for Seller's remediation of the Real Property.

          3.4.4 Trade Name. After the Closing, Buyer will not use any of Seller's trade names, "Kelsey-Hayes," "Varity Kelsey-Hayes" and any variations thereof, nor any of Seller's trademarks and will remove from any land and buildings acquired hereunder any signs bearing any such names and shall remove such names and trademarks from all products and packaging material and will not use or apply the names or trademarks to any product, packaging or otherwise.

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          3.4.5  Hourly Pension Plan. Seller currently maintains the
Kelsey-Hayes Company Milford Hourly Pension Plan (the "Plan") pursuant to the Collective Bargaining Agreement. Buyer will succeed Seller as employer-sponsor of the Plan. Buyer and Seller shall contribute a sufficient amount to fund the Plan on a "going concern basis" as of October 31, 1996 ("Pension Contribution"). Buyer shall be responsible to contribute the sum of Three Hundred Fifty Thousand ($350,000) Dollars to the Plan and Seller shall contribute the balance of the Pension Contribution. The Pension Contribution shall be calculated by Towers Perrin as soon after the Closing Date as is reasonably possible and the Seller's portion shall be paid by Seller to the Plan promptly thereafter. Buyer shall assume and perform all of the duties and obligations as employer-sponsor of the Plan after the Closing Date.

          3.4.6 Workers' Compensation Claims. Seller shall retain liability for all workers' compensation claims pending as of the Closing Date and all workers' compensation claims attributable to all employees not currently pending but which solely relate to any event, facts or circumstances which occur on or before the Closing Date, and provided the claim is filed within thirty (30) days of the Closing Date. Buyer shall be solely liable for all workers' compensation claims filed after the Closing Date by any of the Active Employees (for purposes of this Agreement the term "Active Employees" shall include all Transferred Employees except those on lay off, short term or long term disability, workers compensation or personal medical as of the Closing Date or thereafter) which relate to any event, facts or circumstances which occur after the Closing Date and all claims filed by any Active Employees more than thirty (30) days after the Closing Date. The liability for any occupational disability claims with a date of incident or origin that pre-dates the Closing Date, but which involve ongoing trauma which occurs after the Closing Date and which claim is filed after the Closing Date shall be the sole responsibility of the Buyer. Seller shall be responsible for any re-opened claims which are filed within thirty (30) days of the Closing Date relating solely to a previous injury which was covered by workers compensation, which covered injury occurred prior to the Closing Date, and provided that written notice of such re-opened claim is given to Seller within thirty (30) days of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement the Seller shall have no liability for any claim filed more than thirty (30) days after the Closing Date whether or not the date of incident or origin pre-dates the Closing Date and Seller shall have no responsibility for any re-opened claims filed more than thirty (30) days after the Closing Date for Active Employees. Seller shall remain responsible for Transferred Employees who do not become Active Employees. Seller shall retain all files and records (employment, personnel, medical, payroll, etc.) relating to all employees other than the Active Employees. Buyer, at its sole cost and expense, shall retain and maintain all files and records (employment,

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personnel, medical, payroll, etc.) for all Active Employees including those employees currently receiving workers compensation benefits. Buyer shall manage all workers compensation claims pending as of the Closing Date and all workers compensation claims relating to any event, facts or circumstances occurring prior to the Closing Date and filed within thirty
(30) days of the Closing Date, and shall retain all files regarding such claims until April 30, 1997. Buyer shall provide complete access to Seller to the Machined Fluid Valve Assets and any and all records relating thereto or to any employees and employee files and records, whether Transferred Employees or not, for purposes of investigating workers' compensation claims and shall actively assist Seller in its investigation and litigation of all workers' compensation claims. Buyer further agrees, in compliance with the Union Contract, to provide employment for any and all Transferred Employees who are currently on workers' compensation disability upon receiving medical documentation of the ability to perform work that can be made available, and is within the employees' physical limitations. The
Buyer agrees to actively cooperate with designated rehabilitation specialists engaged to assist said employees in returning to active employment.

          3.4.7 Information Systems. For a period not to exceed four (4) months after the Closing Date, Buyer may use the Seller's "Information Systems" in order to conduct the Machined Fluid Valve Business. The use of such Information Systems shall be at no cost to Buyer. The Information Systems shall be provided to Buyer at the design level that Seller is currently providing to its plants generally. All design changes and upgrades will be paid for by Buyer at the time of the change or upgrade if used by Buyer. The parties acknowledge that access to the Information Systems will be terminated as of February 28, 1997 and under no circumstances and in no event shall the Information Systems be available to Buyer after February 28, 1997.

          3.4.8 Laid Off and Disabled Employees. The Seller shall retain liability for medical and other benefits for all employees who are on "Lay Off" status as of the Closing Date. A list of all such laid off employees is set forth in Schedule 3.4.8. Furthermore, the Seller shall also retain liability for the payment of medical and other benefits for employees on long term and short term disability and personal medical and workers compensation as of the Closing Date. A list of the employees on long term and short term disability is set forth on Schedule 3.4.8. The parties agree that the Buyer shall cooperate in all reasonable respects with Seller to have all employees, who are either laid off or on disability as of the Closing Date, return to full employment with Buyer as expeditiously as possible. Such employment shall be made available upon receiving medical documentation of the ability of any disabled employee to perform work that is, or can be, made available, and is within the employee's physical limitations. The Buyer agrees to actively cooperate with designated rehabilitation specialists engaged to assist said employees in returning to active employment. All

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employment of laid-off and disabled employees shall be provided in accordance with the Union Contract, if applicable.

          3.4.9 Wayne Warehouse Equipment. The parties acknowledge that the Wayne Warehouse Equipment is currently the subject of litigation between the Seller and a third party. The Seller agrees to transfer to Buyer all right, title and interest in the Wayne Warehouse Equipment within one (1) year from the Closing Date or earlier if reasonably possible. The Wayne Warehouse Equipment shall be provided to Buyer "AS IS" and "WHERE IS" and without any express or implied warranty of any kind whatsoever, except for a warranty of title. The parties acknowledge that certain items of the Wayne Warehouse Equipment are rusted and may need repairs and/or replacement. There is no guarantee by Seller that there is any specific tooling included with the Wayne Warehouse Equipment, nor is Seller representing that any tooling which is ultimately transferred will be sufficient to operate any of the Wayne Warehouse Equipment. Seller shall provide a Bill of Sale to Buyer, without warranty, to effectuate the transfer. Notwithstanding anything contained herein to the contrary, Buyer shall have no right to any proceeds received by Seller in connection with the above-stated litigation.

4    Representations and Warranties of Seller.

     4.1 Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer as of the date hereof:

          4.1.1 Corporate Organization. Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on the Machined Fluid Valve Business in the manner such business is conducted by it. Seller is duly qualified to do business and in good standing in the State of Michigan.

          4.1.2 Authority. Seller has full power and authority (corporate and other) to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action, and this Agreement constitutes a valid and binding agreement of Seller.

          4.1.3 No Conflict. Seller's execution and delivery of this Agreement and performance of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the certificate of incorporation or by-laws other governing documents of Seller or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Seller or any of the Machined Fluid Valve Assets, and

(ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller, or any of the Machined Fluid Valve Assets.

          4.1.4 Financial Projections. All projections and pro forma financial information contained in any materials furnished by or on behalf of Seller to Buyer are based on good faith estimates and assumptions by the management of Seller, it being recognized by Buyer that projections as to future events are not to be viewed as fact and that actual results during the periods covered by any such projections may differ from the projected results and the differences may be material. Seller's management believes that the assumptions on which such projections and pro-forma financial information are based on reasonable assumptions.

          4.1.5  Financial Statements. [Intentionally omitted.]

          4.1.6 Title to Real and Personal Property. Seller has and will transfer to the Buyer good and marketable title to the Machined Fluid Valve Assets, free and clear of all mortgages, easements, leases, agreements, restrictions, security interests, pledges, liens or encumbrances of any kind, or any conditional sale agreement or other title retention agreement. To the best knowledge of Seller, no building or improvement on the Real Property encroaches on any easement or property owned by another and no building or improvement of another encroaches on the Real Property or any easement the benefit of which runs to Seller. To the best knowledge of Seller, Seller is not in violation of any zoning regulation, building restriction, restrictive covenant, ordinance or other law, order, regulation or requirement relating to the Real Property. Neither the whole nor any portion thereof is subject, directly or indirectly, to any governmental decree or order to be sold, or is being condemned, expropriated or otherwise taken by any public authority, nor to the best of Seller's knowledge and belief are there any existing facts or conditions which might give rise to any such condemnation, expropriation or taking. The Machined Fluid Valve Business is carried on exclusively by Seller and not through any subsidiary or affiliate of Seller.

          4.1.7 Condition of Real and Personal Property. Subject to the provisions of Section 8.10, substantially all of the real and personal property used in the Machined Fluid Valve Business is in good condition and repair, normal wear and tear excepted. Under no circumstances does Seller have any obligation under this provision or otherwise to improve the condition of the real and personal property from the condition of such real and personal property at the time of the due diligence inspection by Buyer prior to the Closing Date. To the best knowledge of Seller, all buildings and improvements being purchased hereunder are structurally sound and not in need of repairs, and are adequately serviced by all utilities necessary for the effective operation of the Machined Fluid Valve Business as presently conducted.

          4.1.8  Inventories. All of Seller's Inventories described in
Section 1.2.3, whether finished goods, work in process, raw materials or indirect factory supplies, are all items of a quality usable in the operation of the Machined Fluid Valve Business or salable to customers in the ordinary course of the Machined Fluid Valve Business. In the event that the value of the Inventories either exceeds or is less than Five Hundred Fifty Thousand ($550,000.00) Dollars, then the Purchase Price shall be adjusted accordingly. The actual value of the Inventories shall be based upon a physical inventory of the Inventories conducted by representatives of the Seller and Buyer on November 1, 1996 ("Physical Inventory"). Such inventory shall be valued in a manner consistent with Seller's previous valuations of its inventory. If the value of the Inventories is less than Five Hundred Fifty Thousand ($550,000.00) Dollars, the Seller shall, no later than thirty (30) days from the completion of the Physical Inventory, pay the difference between the actual value of the Inventories and Five Hundred Fifty Thousand ($550,000.00) Dollars to Buyer. If the value of the Inventories exceeds Five Hundred Fifty Thousand ($550,000.00) Dollars, the Buyer shall, no later than thirty (30) days from the completion of the Physical Inventory, pay the difference between the actual value of the Inventories and Five Hundred Fifty Thousand ($550,000.00) Dollars to Seller.

          4.1.9 Litigation. To the best of Seller's knowledge and except as listed in Schedule 4.19, there is no suit, action, proceeding or investigation, by any federal, state or municipal, administrative agency, court or other governmental body, pending or threatened, which if decided adversely to Seller, would have a material adverse affect on the Machined Fluid Valve Assets or the Machined Fluid Valve Business. To the best of Seller's knowledge, there is no outstanding judgment, order, injunction, or decree of any court, administrative agency or governmental body against or affecting the Machined Fluid Valve Business or the Machined Fluid Valve Assets.

          4.1.10 Tax Matters. "Tax" or "Taxes" means any federal, state, local or foreign income, business, environmental, gross receipts, ad valorem, alternative or add-on minimum tax, profits, franchise, license, transfer, sales, use, value added, payroll, employment, withholding, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions).

               (a) With respect to Taxes, (i) all returns that are required to be filed by Seller with respect to the Machined Fluid Valve Assets or the Machined Fluid Valve Business have been timely and duly filed and are complete and accurate in all material aspects, (ii) all Taxes due on or before the Closing

Date, and all Taxes due with respect to the returns referred to in clause
(i) have been timely paid in full, (iii) the returns referred to in clause
(i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority (or if they have not been examined no notice of such examination has been given to Seller) or the period for assessment of the Taxes in respect of which such returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been timely paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Seller.

               (b) There are no liens or security interests in any of the Machined Fluid Valve Assets that arose in connection with any failure (or alleged failure) to pay any Taxes other than liens for current taxes not yet due and payable and assessments not in default.

               (c) All Taxes related to the Machined Fluid Valve Assets which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

          4.1.10 Assigned Contracts. Each of the Assigned Contracts is in full force and effect and neither Seller nor, to Seller's knowledge, any other party is in default under any of the Assigned Contracts. No party to any Assigned Contract is an affiliate of Seller and no Assigned Contract was entered into on other than an arm's length basis. Seller has not assigned any of its rights under any of the Assigned Contracts to any person or entity.

          4.1.11 Personal Property Leases. Schedule 1.2.9 sets forth a complete list of the Personal Property Leases being assigned under the terms of this Agreement. Each of the Personal Property Leases are in full force and effect and neither Seller nor, to Seller's knowledge, any other party is in default under any of the Personal Property Lease. No party to any Personal Property Lease is an affiliate of Seller and no Personal Property Leases was entered into on other than an arm's length basis. Seller has not assigned any of its rights under any of the Personal Property Leases to any person or entity.

          4.1.12 Compliance with Laws. To the best of Seller's knowledge, Seller has all franchises, licenses, permits, consents, authorizations, approvals, material certificates of regulatory, administrative and other governmental agencies or bodies necessary for Seller's conduct of the Machined Fluid Valve Business. Subject to the provisions of Section 8.10, Seller's conduct of the Machined Fluid Valve Business complies in all material respects with all applicable laws, ordinances, rules, regulations, orders and decrees and Seller has received no notice from any governmental agency or authority that the conduct of the Machined Fluid Valve Business is in violation of any such law, ordinance, rule, regulation, order or decree.

          4.1.13 Employee Benefit Plans. To the best of Seller's knowledge each of the Benefit Plans disclosed in the schedules delivered pursuant to
Section 1.2.10 hereof has been duly adopted as required and operated in material compliance with its provisions and is in material compliance with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986 (the "Code"), including the timely adoption of necessary amendments and submissions thereof to the Internal Revenue Service, where required. To the best of Seller's knowledge, and except as set forth on Schedule 4.1.14, the Seller has timely complied with all material reporting and disclosure requirements applicable to each of the Benefit Plans under ERISA and the Code; to the best of Seller's knowledge, the Seller has not materially breached any of the fiduciary responsibility provisions of Title 1 of ERISA nor engaged in any transaction prohibited under Section 406 or 407 of ERISA or Section 4975 of the Code. To the best of Seller's knowledge, with respect to each Benefit Plan subject to the provisions of Title IV of
ERISA: (i) no reportable event (within the meaning of Section 4043[b] of ERISA) has occurred; (ii) there exists no condition or fact specified in
Section 4042(c) of ERISA which could result in the termination of any such Benefit Plan by the PBGC or the appointment of a trustee to administer any such Benefit Plan; and (iii) except for premiums due in the ordinary course, with respect to any such Benefit Plan, to the best of Seller's knowledge, Seller has not incurred and does not expect (assuming continued operation of the Benefit Plan in accordance with past practice) to incur any liability to the PBGC.

          4.1.14 Advisor Fees. Coopers & Lybrand L.L.P. has been retained by the Seller as its advisor in the sale of the Machined Fluid Valve Assets. The payment of any commission or any other fee due to Coopers & Lybrand L.L.P. upon consummation of the transaction contemplated by this Agreement shall be the sole responsibility of the Seller. Seller further represents and warrants that no other broker, advisor or finder has been involved with this transaction.

          4.1.15 Absence of Certain Changes or Events. Since the date of the most recently supplied financial statements (March 31, 1996), Seller has conducted the Machined Fluid Valve Business in the ordinary and usual course and has maintained Seller's records and books of account relating to the Machined Fluid Valve Business in a manner that fairly and accurately reflects Seller's transactions, assets and liabilities in accordance with standard accounting practices consistently applied, and, there has been no material adverse change in the condition of the Machined Fluid Valve Business, financial or otherwise, or in the Machined Fluid Valve Assets.

          4.1.17 Accuracy of Statements. To the best knowledge of Seller, no representation or warranty made by Seller in this Agreement or any schedule or other agreement to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or admits or will admit to state a material fact necessary to make the statements not misleading. The representations and warranties of Seller shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

5    Representations and Warranties of Buyer.

     5.1 Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller as of the date hereof:

          5.1.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

          5.1.2 Authority. Buyer has full power and authority (corporate and other) to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action, and this Agreement constitutes a valid and binding Agreement of Buyer.

          5.1.3 No Conflict. Buyer's execution and delivery of this Agreement and performance of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the articles of incorporation or by-laws, or other governing documents of Buyer or any note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Buyer or any of its assets or properties, and (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Buyer, or any of its assets or properties.

          5.1.4 Brokers' Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

          5.1.5 Buyer's Capacity. Buyer has the financial and other capacity necessary to enable it to satisfy its obligations under this Agreement and the documents and instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and at Closing will not be insolvent.

          5.1.6 Accuracy of Statements. To the best knowledge of Buyer, no representation or warranty made by Buyer in this Agreement or any schedule or agreement to be furnished herewith contains or will contain any untrue statement of a material fact or admits or will admit to state a material fact necessary to make the statements not misleading. The representations and warranties of Buyer shall be deemed to be made as of the date of this Agreement and again as of the Closing Date.

6    Conditions Precedent to Buyer's Obligations.

     Buyer's obligations to be performed at the Closing shall be subject to the satisfaction as of or prior to the Closing of each of the following conditions (unless waived in writing by Buyer):

     6.1 Seller's Counsel Opinion. Buyer shall have received from Butzel Long, counsel for Seller, or any other counsel designated by Seller and reasonably satisfactory to Buyer, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's counsel, to the effect that:

          6.1.1 Seller is a corporation organized and validly existing and in good standing under the laws of the State of Delaware.

          6.1.2 Seller has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all corporate action by Seller required to authorize and consummate the transactions contemplated hereby has been taken.

          6.1.3 This Agreement has been duly authorized, executed and delivered by Seller, and (assuming due and valid authorization, execution and delivery thereof by Buyer) constitutes a valid and legally binding agreement of Seller, subject to enforcement, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     6.2 Release of Liens. The Machined Fluid Valve Assets shall be delivered to the Buyer free and clear of all liens and encumbrances.

     6.3 Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller on or prior to the Closing Date shall have been fully performed or complied with in all material respects on or prior to the Closing Date, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 3.3

     6.4 No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding against Seller, Buyer or the Machined Fluid Valve Assets for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.

     6.5 Machined Valve Products Supply Agreement. Seller shall have executed and delivered the Machined Valve Products Supply Agreement.

7    Conditions Precedent to Seller's Obligations.

     Seller's obligations to be performed at the Closing shall be subject to the satisfaction as of or prior to the Closing of each of the following conditions (unless waived in writing by Seller):

     7.1 Buyer's Counsel Opinion. Seller shall have received from Hardy, Lewis & Page, P.C., counsel for Buyer, or any other counsel designated by Buyer and reasonably satisfactory to Seller, an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Seller's counsel, to the effect that:

          7.1.1 Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Michigan.

          7.1.2 Buyer has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all corporate action by Buyer required to authorize and consummate the transactions contemplated hereby has been taken.

          7.1.3 This Agreement has been duly authorized, executed and delivered by Buyer, and (assuming due and valid authorization, execution and delivery thereof by Seller) constitutes a valid and legally binding agreement of Buyer, subject to enforcement, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     7.2 Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer on or prior to the Closing Date shall have been fully performed or complied with in all material respects on or prior to the Closing Date, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 3.2.

     7.3 No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding against Seller, Buyer or the Machined Fluid Valve Assets for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.

     7.4 Machined Valve Products Supply Agreement. Buyer shall have executed and delivered the Machined Valve Products Supply Agreement.

8    Covenants.

     8.1 Confidentiality. Each of Seller and Buyer shall use all reasonable efforts to preserve the confidentiality of all proprietary or confidential information obtained with respect to the other party hereto or the Machined Fluid Valve Business; provided that this Section 8.1 shall not apply to any information to the extent that (i) the disclosure of such information to a third party is reasonably required in connection with the fulfillment of a party's obligations under this Agreement, and such third party shall enter into an agreement to keep such information confidential,
(ii) such information shall become generally known to the public through no violation of Sections 8.1 or 8.7 of this Agreement, (iii) such information was known to the disclosing party prior to its receipt from the other party to this Agreement; provided, however, that Seller will not disclose such information after the Closing on such basis, (iv) the disclosure of such information is required by a court of competent jurisdiction or by law or
(v) any disclosures that Buyer may elect to make after the Closing about the Machined Fluid Valve Assets.

     8.2 Injunctive Relief. The Seller and Buyer hereto acknowledge and agree that the remedy at law for any breach of any of their respective obligations under Section 3.4.4 or Section 8.1 hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of
Section 3.4.4 or Section 8.1 without the necessity of proof of actual damage.

     8.3 Employee Matters. Buyer shall recognize the UAW as the collective bargaining agent for the active and inactive hourly employees of the Machined Fluid Valve Business. All such hourly employees, together with all salaried employees hired by Buyer, are listed in Schedule 8.3 ("Transferred Employees"). Except as otherwise provided in this Agreement, Seller shall retain all liability for (i) amounts owing or benefits accruing to Transferred Employees prior to the Closing Date and (ii) liability arising out of or in connection with the employment of the Transferred Employees prior to the Closing Date, and Seller shall indemnify and hold harmless Buyer with respect thereto under the indemnification procedures set forth in Section 9 hereof. Buyer shall be liable for (i) amounts owing or benefits accruing to Transferred Employees after the Closing Date and (ii) liability arising out of or in connection with the employment of the Transferred Employees after the Closing Date, and Buyer shall indemnify and hold harmless Seller with respect thereto under the indemnification procedures set forth in Section 9 hereof. In addition to the Transferred Employees, the parties agree that Seller shall be authorized, for a period of thirty (30) days, to solicit, hire and discuss possible employment with Mr. E. Kakoczki (Wixom), Ms. L. Wayman (Fowlerville) and Mr. G. Shimco (Fowlerville). Except as set forth above, the Buyer shall not solicit, hire or discuss possible employment with, any of Seller's other employees without obtaining the prior consent of Seller.

     8.4 Third Party Consents. Prior to the Closing, each of Seller and Buyer shall use all reasonable efforts to obtain the agreements, authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials, courts and other third parties that may be or become necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and shall cooperate fully with each other in seeking promptly to obtain such agreements, authorizations, consents, orders and approvals as may be necessary for the performance of their respective obligations pursuant to this Agreement. Neither Seller nor Buyer shall not take any action that is likely to have the effect of delaying, impairing or impeding the receipt of any required agreements or approvals and shall use all reasonable efforts to secure such agreements or approvals as promptly as possible.

     8.5 Satisfaction of Conditions. Buyer and Seller each agree to use all reasonable efforts to cause the conditions to the Closing to be satisfied as of or prior to the Closing Date.

     8.6 Further Action. Buyer and Seller shall execute such other documents and take such further action, at or after the Closing, as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to satisfy the conditions to this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Additionally, after the Closing, Buyer promptly will transfer and deliver to Seller any cash, checks, drafts or other payments which Buyer may receive in respect of any Accounts Receivable.

     8.7 Announcements. Except as and to the extent required by applicable law, neither Buyer nor Seller shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any third party, including, without limitation, news media, without prior written consent of the other party which consent shall not be unreasonably withheld, and Buyer and Seller shall cooperate as to the timing and contents of any such announcement.

     8.8 Product Returns and Adjustments. Seller shall retain all obligations under written or implied warranties to repair or replace defective machine fluid valve products which were manufactured by Seller, and Seller shall indemnify and hold harmless Buyer with respect thereto under the indemnification procedures set forth in Section 9. Buyer shall have all obligations under written or implied warranties to repair or replace defective machined fluid valve products which are manufactured by the Buyer, and Buyer shall indemnify and hold harmless Seller with respect thereto under the indemnification procedures set forth in Section 9.

     8.9 Products Liability. Seller shall retain all liability including personal injury and property damage (whether based on "strict liability" laws or otherwise), arising out of or in connection with any machined fluid valve products manufactured by Seller, and Seller shall indemnify and hold harmless Buyer with respect thereto under the indemnification procedures set forth in Section 9. Buyer shall have all liability including personal injury and property damage (whether based on "strict liability" laws or otherwise), arising out of or in connection with any machined fluid valve products manufactured by the Buyer, and Buyer shall indemnify and hold harmless Seller with respect thereto under the indemnification procedures set forth in Section 9. The parties acknowledge that Buyer shall have no responsibility or liability related to the specifications or design of the machined fluid valve products.

     8.10 Environmental Matters. This paragraph 8.10 shall constitute the entire agreement of the parties with respect to environmental matters and shall control in the event of conflict with any other term, provision or agreement, whether written or oral.

          8.10.1 As used herein, the term "Environmental Law" shall mean any federal, state or local law, statute, ordinance, rule or regulation which governs the protection of human health or the environment, remediation of the environment or solid or hazardous waste handling or disposal practices, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 6901 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 9601, et seq.; and the Michigan Natural Resources and Environmental Protection Act ("NREPA"), MCL 324.2010 et seq.

          8.10.2 As used herein, the term "Pre-existing Contamination" shall mean any contamination of the soil, subsurface soil or surface water or subsurface water which existed or occurred prior to the Closing Date, or any condition, whether on or off site which is related to, migrated from or is associated with such contamination caused by Seller. In determining whether a condition discovered after Closing is Pre-existing Contamination, Seller and Buyer agree that the following documents shall be probative of the conditions which existed at the time of Closing, but shall not preclude the offering or admissibility of additional evidence in any proceeding.

          a. "Site Assessment Report", dated August 16, 1993, prepared by Techna Corporation, and

          b. "Site Investigation Report", dated June 17, 1994, prepared by Techna Corporation (two volumes).

          8.10.3 Buyer and Seller acknowledge that contamination of soil and groundwater has been identified at the Real Property, and that such conditions as defined by the Site Assessment Report and Site Investigation Report referenced in 8.10.2 constitute Preexisting Contamination as that term is defined above. It is the intention of both Seller and Buyer that Seller shall retain any and all liability imposed by any Environmental Law for Pre-existing Contamination and further that Buyer and Seller agree that any release or similar action caused by Buyer or its agents which result in or exacerbate any contamination are the responsibility of Buyer.

          8.10.4 Seller hereby agrees to remediate the Pre-existing Contamination to the industrial criteria specified in Part 201 of NREPA, or to any less stringent criteria in effect at the time of closure, provided that such criteria does not require a change in use of the Real Property from the current industrial use. Seller shall diligently pursue a closure certification for all Site conditions from the Michigan Department of Environmental Quality ("MDEQ"). It shall be Seller's responsibility to comply with any due care requirements imposed by Section 20107a of NREPA (MCL 324.20107a) related to Pre-existing Contamination. Buyer shall be responsible for any due care activities required by Section 201017a of NREPA which would result from Buyer's change in use of the Real
Property.

          8.10.5 Seller represents that to the best of its knowledge underground storage tanks previously existed at the Real Property and that the tanks were removed according to applicable law and that no contamination or release attributable to the tanks was identified. Seller represents that to the best of its knowledge the tanks were used to store mineral spirits and no other materials and that there have been no other uses of the underground storage tanks and no other underground storage tanks on the Real Property.

          8.10.6 During remediation of the Real Property, Buyer shall allow Seller access to any and all areas of the Property necessary to complete remediation activities

("Activities"). Seller agrees to conduct the Activities in a manner which disrupts the operations of Buyer as little as possible, however, Buyer acknowledges that some disruption of operations may occur. Buyer shall also grant such access as is necessary for the completion, verification and/or confirmation of the Activities to the MDEQ and to Seller's authorized employees and contractors. Buyer shall cooperate with Seller in any reasonable manner to assist in the completion of the Activities. The terms of this Section 8.10.6 shall run with the land pursuant to Section 21310a(2) of NREPA [MCL 324.21310a(2)]. Buyer also agrees to execute such restrictive covenants as may be required by the closure at the time the final closure is requested from MDEQ.

          8.10.7 Seller represents that, except for the conditions at the Real Property outlined in the documents referred to in section 8.10.2 above, and to the best of its knowledge, after due inquiry, there are no notices, citations, summons, orders issued, no complaint filed, no penalty assessed, and no investigation is pending or threatened by any agency with jurisdiction or by any third party, which has not, as of the date of Closing, been cured, resolved or paid, with respect either to the Real Property or to off site waste disposal, storage, treatment, recycling or transportation. Seller has not received any notice that it is considered a potentially responsible party with respect to the Real Property or waste generated from the Real Property. Seller further represents that, to the best of its knowledge, its operations have at all times been conducted in a manner consistent with all applicable Environmental Laws.

          8.10.8 Seller shall defend, indemnify and hold harmless Buyer from and against any and all damage, loss, claims, injury, fines, penalties, judgments, causes of action, costs and expenses (including reasonable attorneys and consultants fees) arising from or occasioned by the Pre-existing Contamination except as defined in 8.10.3. Buyer shall provide written notice to Seller of any demand, claim, assessment or action, including any investigation by any governmental agency or authority within five (5) business days after receipt by Buyer, and shall give Seller the opportunity to defend and discharge the claim, notice, demand or assessment at Seller's expense. Any actions taken by Seller to defend or otherwise discharge such a claim shall be made in good faith with as much diligence as if Seller were acting only on its own behalf and shall be subject to reservation of Seller's rights and shall not constitute any waiver of Seller's rights. In the event that Seller refuses to diligently undertake the defense or discharge of such a claim, then Buyer shall have the right to take such action as it deems necessary to protect itself and shall thereafter be entitled to indemnity by the Seller. The terms of this
Section 8.10.8 shall be assignable to subsequent transferees or lenders by Buyer upon obtaining the written consent of Seller, which consent shall not be unreasonably withheld.

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
          8.10.9 Buyer acknowledges, warrants and agrees that on and after the Closing Date, Buyer and any related parties (other than a trespasser), will comply with all Environmental Laws applicable to its or their use of, operation at or occupancy of, the Assets (including the Real Property and any current or future buildings, facilities, structures, parking lots, and storage areas thereon); and that except as otherwise specifically provided in this Section, the sole legal and financial responsibility for compliance with all Environmental Laws applicable to Buyer's use of, operations at or occupancy of the Assets, including the Real Property, or operations of the Business will be that of Buyer. Buyer shall defend, indemnify and hold Seller harmless from and against any and all damage, loss, claims, injury, fines, penalties, judgments, causes of action, costs and expenses (including reasonable attorneys and consultants fees) arising therefrom.

          8.10.10 During the remediation of the Real Property and the Activities, Seller shall be provided exclusive possession, use, and access to the area identified as "Remediation Area" located on the Real Property and found on Schedule 8.10.10.

          8.10.11 Buyer shall provide, at Buyer's sole cost, all utilities (including, but not limited to, electricity, water and sewage) for the Activities at the Real Property.

          8.10.12 Nothing in this Agreement shall impose upon the Seller the legal status of an owner and/or operator of any portion of the Real Property after the Closing Date, for any purpose.

          8.10.13 Seller shall, at all times, retain ownership of all equipment and materials brought onto the Real Property for the Activities. Buyer shall maintain reasonable security for the Real Property, including the remediation system area to ensure that the materials and equipment used in connection with the Activities are protected from damage or loss.

     8.11 Storage of Seller's Personal Property. Buyer agrees, without cost to Seller, to store for Seller at the Milford facility any laboratory tables and any other personal property transferred from Romulus to Milford on an interim basis in August, 1996 and any other personal property of Seller which is not included as part of the Machined Fluid Valve Assets, from the Closing Date until January 31, 1997. The property to be stored at the Milford facility for Seller shall include the property listed on
Schedule 8.11.

     8.12 Post Closing Medical Benefits. The parties acknowledge that as of the Closing Date, the Active Employees shall cease to be employees of the Seller and become employees of the Buyer. Buyer shall use its best efforts to obtain HMO and indemnity plan coverage for Buyer's active hourly-paid employees following the Closing Date that is substantially the same as the

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
hospital, medical, surgical and related coverage provided to such employees by Seller. In the event that Buyer is unable to provide such coverage as of the Closing Date, Seller shall provide such employees with coverage under Seller's existing HMO arrangement and indemnity plan until Buyer makes appropriate arrangements, but not later than January 31, 1997. Buyer shall reimburse Seller for the cost of HMO coverage after the Closing Date by paying Seller the applicable HMO premium for each individual in the HMO program plus an administrative charge equal to two percent (2%) of such premium. Buyer shall reimburse Seller for the cost of indemnity plan coverage after the Closing Date by paying Seller an amount equal to the applicable Consolidated Omnibus Redemption Act ("COBRA") premium for each covered individual. When Seller ceases to provide indemnity coverage as provided above, Seller shall determine the actual cost that it incurred to provide benefits under its indemnity plan to Buyer's hourly-paid employees subsequent to the Closing Date. If such cost exceeds the amount of payments made by Buyer to Seller based on COBRA premiums, Buyer shall pay an amount equal to the difference to Seller. If such cost is less than the amount of payments made by Buyer to Seller based on COBRA premiums, Seller shall pay Buyer an amount equal to the difference. Seller shall have the right to set off any such payment due to Seller from Buyer against any amounts owed by Seller to Buyer. In the event that Buyer has not provided its hourly-paid employees with comparable HMO and indemnity coverage as provided above by January 31, 1997, Seller shall cease providing the coverages described above to Buyer's hourly-paid employees on that date. In the event that any such employees elect COBRA continuation coverage after January 31, 1997, Buyer shall reimburse Seller for the amount by which the actual cost of providing benefits to such COBRA recipients exceeds the aggregate amount of COBRA premiums received by Seller for coverage after January 31, 1997. Seller, at its option, shall be entitled to set off any such reimbursement from Seller against payments otherwise due from Seller to Buyer.

9    Damages and Indemnification.

     9.1 Indemnity by Seller. Seller shall defend, indemnify, and hold harmless Buyer and Buyer's affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents, against and with respect to any and all losses, costs, damages, assessments, administrative fines or penalties, liability, obligations, claims or expenses (including reasonable professional fees and similar expenses) (collectively, the "Losses") from, resulting by reason of or arising in connection with: (a) any and all liabilities of Seller of any nature, whether accrued, absolute, contingent, or otherwise, other than the Assumed Liabilities or any other liabilities assumed under the terms of this Agreement; or (b) any inaccuracy in or breach of any of the representations, covenants, warranties or agreements made or to be performed by Seller pursuant to this Agreement or any breach thereof arising from a claim asserted by a third party.

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
     9.2 Indemnity by Buyer. Buyer shall defend, indemnify, and hold harmless Seller and Seller's affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents, against and with respect to any and all losses, costs, damages, assessments, administrative fines or penalties, liability, obligations, claims or expenses (including reasonable professional fees and similar expenses) (collectively, the "Losses") from, resulting by reason of or arising in connection with: (a) any inaccuracy in or breach of any of the representations, covenants, warranties or agreements made or to be performed by Buyer pursuant to this Agreement or any breach thereof arising from a claim asserted by a third party, or (b) any claim or demand made or liability asserted against Seller due to Buyer's failure or alleged failure to pay, perform or discharge any Assumed Liability or any other obligations of Buyer under this Agreement.

     9.3 UCC Bulk Sales Indemnification. Buyer hereby waives Seller's compliance with the Uniform Commercial Code provisions of Michigan law regarding bulk transfers. Other provisions hereof notwithstanding, Seller will indemnify and hold Buyer harmless from all Losses attributable to Seller's failure to comply with any provision of such laws in respect of the Machined Fluid Valve Assets sold to Buyer hereunder.

     9.4 Indemnification Notice. The party seeking indemnification under this Section 9 agrees to give prompt notice to the party against whom indemnity may be sought (the "Indemnifying Party") of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this section; provided, however, that in the event such notice is not given or is delayed and the Indemnifying Party is not prejudiced thereby, the Indemnified Party's rights hereunder shall not be affected. The Indemnified Party shall have the right, at the Indemnifying Party's expense (limited only to the extent that any and all costs incurred by the Indemnified Party, including attorneys' fees, shall be reasonable), to control the defense and the Indemnified Party shall not settle the matter without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to participate in such defense by notice to the Indemnified Party. If upon the Indemnified Party's consent, the Indemnifying Party assumes such defense, the Indemnifying Party shall not settle the matter without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

10   Miscellaneous.

     10.1 Assignment. This Agreement shall not be assignable by either party, except (a) by operation of law, or by Buyer to any corporation, person or persons controlling, controlled by or under

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
common control with Buyer, but no such assignment by Buyer shall relieve it of its obligations hereunder.

     10.2 Notices. All notices, consents, approvals or other notifications required or permitted to be sent by one party to the other party hereunder shall be in writing and shall be deemed served upon the other party if delivered by hand, by recognized overnight courier service, or sent by registered or certified mail, postage prepaid, addressed to such other party at the address set forth below, or the last address of such party as shall have been communicated to the other party:

          Kelsey-Hayes Company     12025 Tech Center Drive
                                   Livonia, MI 48150
                                   Attn: Legal Department
                         also,
                                   Michael F. Golab, Esq.
                                   Butzel Long
                                   32200 Telegraph Road, #200
                                   Birmingham, MI 48025-2457

          Milford Acquisition, Inc.
                                   401 S. Woodward, Suite 400
                                   Birmingham, Michigan 48009
                                   Attn: Robert Clemente
                         also,
                                   Anthony Vespa
                                   Hardy, Lewis & Page, P.C.
                                   401 S. Woodward, Suite 400
                                   Birmingham, Michigan 48009

     10.3 Survival of Representations and Warranties. The representations and warranties contained herein or in any schedule or other document attached hereto shall be deemed representations and warranties of the party by whom or on whose behalf the same are delivered and all representations and warranties made by such party to this Agreement shall survive the Closing for a period not to exceed two (2) years, except for the representations and warranties contained in Section 8.10, which shall survive Closing for a period not to exceed ten (10) years.

     10.4 Severability. If, for any reason, any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10.5 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State

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
of Michigan, except where the laws of some other jurisdiction mandatorily apply.

     10.6 Entire Agreement. This Agreement and Machined Valve Products Supply Agreement together with the Schedules hereto, embodies the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     10.7 Waiver. Neither this Agreement nor any terms hereof may be changed, waived, modified, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such charge, waiver, modification, discharge or termination is sought. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion unless specifically provided for in writing executed by the party to be so bound.

     10.8 Cooperation. Seller and Buyer shall fully cooperate with one another and shall provide to each other any assistance reasonably required to complete the transactions contemplated by this agreement.

     10.9 Headings. The headings in this Agreement are for purposes of reference only, and shall not limit or otherwise affect the meaning thereof.

     10.10 Execution. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Agreement Preparation. This Agreement has been prepared through the combined efforts of the parties and their counsel and is not to be construed more or less favorably against either party.

     10.12 Arbitration. Any dispute arising out of this Agreement or the transactions contemplated hereby shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the Detroit metropolitan area and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge that time is of the essence in connection with resolving any dispute and that the parties will cooperate with each other to promptly arbitrate any such matters. The arbitrator shall award the prevailing party all costs, attorney fees, and other out-of-pocket expenses relating to the dispute incurred by such party.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

KELSEY-HAYES COMPANY               MILFORD ACQUISITION, INC.

By: /s/ Bruce Harvey               By: /s/ David J. Marczak
    ----------------                   --------------------
    BRUCE HARVEY                       DAVID J. MARCZAK

Its: Vice-President,               Its: Chief Financial Officer
     Operational Audit




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